Exhibit 4.23

EXECUTION COPY

DATED as of September 14, 2007

CGEN DIGITAL MEDIA COMPANY LIMITED

as Mortgagor

MEDLEY OPPORTUNITY FUND, LTD.

as Mortgagee

SHARE MORTGAGE AGREEMENT

TABLE OF CONTENTS

Page
ARTICLE I	Definitions and Interpretation	- 1 -
ARTICLE II	Mortgage of Shares	- 3 -
ARTICLE III	Discharge And Reinstatement	- 6 -
ARTICLE IV	Continuing Security	- 7 -
ARTICLE V	Representations and Warranties	- 7 -
ARTICLE VI	Undertakings	- 9 -
ARTICLE VII	Power Of Sale, Application Of Moneys And Receiver	- 11 -
ARTICLE VIII	Dividends And Voting Rights	- 15 -
ARTICLE IX	Proceeds Of Security Realization	- 15 -
ARTICLE X	Non-Liability Of Receiver Or Mortgagee	- 16 -
ARTICLE XI	Third Party Enquiries	- 17 -
ARTICLE XII	Mortgagee’s Or Receiver’s Receipt	- 17 -
ARTICLE XIII	Mortgagee’s Right To Set Off And Lien	- 17 -
ARTICLE XIV	Personal Liability	- 18 -
ARTICLE XV	Claims By Mortgagor	- 18 -
ARTICLE XVI	Taxes And Other Deductions	- 18 -
ARTICLE XVII	Fees, Costs And Expenses	- 19 -
ARTICLE XVIII	Indemnity	- 19 -
ARTICLE XIX	Further Assurances and Registration	- 21 -
ARTICLE XX	Power Of Attorney	- 21 -
ARTICLE XXI	Suspense Account	- 22 -
ARTICLE XXII	Assignment	- 22 -
ARTICLE XXIII	Secondary Market Transactions	- 22 -
ARTICLE XXIV	Miscellaneous	- 23 -

SCHEDULE 1	Particulars of Shares

SCHEDULE 2	Form of Sold and Bought Note and Instrument of Transfer

SCHEDULE 3	Form of Letter of Resignation

SCHEDULE 4-1	Form of Written Board Resolutions

SCHEDULE 4-2	Form of Written Shareholder Resolutions

SCHEDULE 5	Form of Notice and Acknowledgement

SCHEDULE 6-1	Form of Undertaking and Authorization of Director/Secretary

SCHEDULE 6-2	Form of Undertaking and Authorization of Shareholder

SCHEDULE 7	Security Perfection Requirement

SHARE MORTGAGE

THIS SHARE MORTGAGE (this “Deed”) is made and entered into on September 14, 2007, by and between:

(1)	CGEN DIGITAL MEDIA COMPANY LIMITED, an exempted company incorporated under the laws of Cayman Islands, registered number CR-145540, (the “Mortgagor”); and

(2)	MEDLEY OPPORTUNITY FUND, LTD., a company incorporated under the laws of Cayman Islands (the “Mortgagee”).

RECITALS

A. Pursuant to a certain Credit Agreement (the “Credit Agreement”), dated as of September 7, 2007, by and between the CGEN Media Technology Company Limited, a limited liability company incorporated under the laws of Hong Kong, having registration number 0875785 (the “Borrower”) and the Mortgagee (as lender), the Mortgagee has agreed to concurrently herewith extend a secured term loan to the Borrower in the original principal amount of USD 30,000,000 (the “Loan”).

B. The Loan shall be evidenced by that certain Note, dated of even date herewith, executed concurrently herewith by the Borrower and payable to the order of Mortgagee in the original principal amount of USD 30,000,000 (the “Note”).

C. Mortgagor is the legal and beneficial owner of one hundred percent (100%) of the issued share capital of the Borrower.

D. It is a condition precedent to the Mortgagee making the Loan to the Borrower that the Mortgagor, among other things, executes this Deed and mortgages in favour of Mortgagee, its interests in the entire issued share capital of the Borrower and certain rights and interests related thereto, upon the terms and conditions set forth herein.

NOW THIS DEED WITNESSES as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions and Principles of Construction.

1.1.1 Credit Agreement Provisions. In this Deed (including in the Recitals), words and expressions defined, and principles of construction and interpretation set out, in Article 1 of the Credit Agreement shall, unless the context otherwise requires, have the same meanings herein, save that in the event of a conflict between a definition in the Credit Agreement and a definition in this Deed, the definition in this Deed shall prevail.

1.1.2 Additional Definitions. The following terms shall, unless the context otherwise requires, have the meanings set forth below for purposes of this Deed:

“assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues).

“authorization” includes any approval, consent, declaration, direction, exemption, licence, permit, franchise, order, permission, filing, recording or registration and references to obtaining authorization shall be construed accordingly.

“disposal” includes any sale, assignment, concession, transfer, exchange, lease, loan, surrender of lease, licence, waiver, compromise, release, creation of security, dealing with or the granting of any option or right or interest whatsoever or any agreement for any of the same and “dispose” shall be construed accordingly.

“Dividends” means all dividends, interest and other sums which are or may become payable by the Borrower to any Person in its capacity as holder or beneficial owner of any or all of the Shares and includes:

(a) the right to receive any and all such sums and all claims in respect of any default in paying such sums; and

(b) all forms of remittance of such sums and any bank or other account to which such sums may be paid or credited.

“Governmental Rules” means all applicable statutes, laws, rules, codes, ordinances, decisions, regulations, permits, certificates and orders of any Governmental Authority now or hereafter in effect and, in each case, as amended or otherwise modified from time to time and any interpretation thereof by any competent Governmental Authority, including, without limitation, any judicial or administrative order, consent decree, settlement agreement or judgment.

“guarantee” also includes any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by way of the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any Debt of any other Person.

“Property Ordinance” means the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party to the Mortgagee under, pursuant or related to the Loan and/or any Loan Documents, except for any obligation which, if it were so included, would result in this Deed contravening Section 47A of the Company Ordinance (Cap. 32 of the Laws of Hong Kong) or any equivalent or applicable provisions under the laws or regulations of the jurisdictions of incorporation of Mortgagor.

“Security Assets” means the Shares and the Dividends together with all further shares, warrants, securities, dividends and other distributions, rights, money or property accruing, paid, offered or deriving therefrom or in respect thereof or which otherwise are acquired by the Mortgagor at any time hereafter and all other assets expressed to be subject to the security constituted by or granted under this Deed, and the proceeds of any or all of the foregoing.

“Security Period” means the period beginning on the date of this Deed and ending on the date on which the Mortgagee is satisfied (acting reasonably) that all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full and the Mortgagee is no longer under any further obligation (whether actual or contingent) to make any advance or provide any financial accommodation under any of the Loan Documents.

“Shares” means all those shares constituting the entire issued share capital from time to time of the Borrower described in Schedule 1 and, where the context permits, includes the Dividends and those stocks, shares, rights, monies and other property referred to in Section 2.5.

1.2 Trust. The trust created by Section 8.1.1 and Article XV and other provisions of this Deed shall, pursuant to Section 6(1) of the Perpetuities and Accumulation Ordinance (Chapter 257 of the Laws of Hong Kong), be for a period of eighty (80) years less one (1) day.

ARTICLE II

MORTGAGE OF SHARES

2.1 Mortgage. In consideration of, among other things, the Mortgagee agreeing to make the Loan available to the Mortgagor upon the terms and conditions of the Credit Agreement, the Mortgagor, as continuing security for the due and punctual payment and discharge of the Secured Obligations:

2.1.1 mortgages and agrees to mortgage by way of first equitable mortgage in favour of Mortgagee, the Shares, the Dividends and the other Security Assets; and

2.1.2 to the extent that any of the Security Assets are not subject to the mortgage under clause 2.1.1 above, mortgages, charges, assigns and assigns in favour of Mortgagee by way of a first fixed charge such Security Assets.

2.2 Deposit of Certificates, Other Documents and Notice to Registered Holder. For the purpose of enabling the Mortgagee to exercise its rights under this Deed, the Mortgagor undertakes forthwith upon the execution of this Deed:

2.1.1 to deposit, or procure that there be deposited, with the Mortgagee at the Mortgagor’s sole cost and expense:

(a) all valid and duly issued certificates and certified true copy of declaration(s) of trust (if any) in respect of the Shares and any other Security Assets, together with duly executed (but undated) instrument(s) of transfer and sold notes in respect of such Shares and such other Security Assets, which shall be in substantially the same form and substance as attached hereto in Schedule 2,

(b) duly signed (but undated) letters of resignation from each director of the Borrower and each secretary of the Borrower in the form set out in Schedule 3,

(c) duly signed (but undated) written resolutions of the board of directors and each secretary of the Borrower to approve the transfer of Shares and other Security Assets to the Mortgagee, accept the directors’ and secretaries’ resignations and appoint new directors and secretaries, together with authority to complete the same, all in the forms set out in Schedule 4-1,

(d) duly signed (but undated) written shareholder’s resolutions by the Mortgagor as the sole shareholder of the Borrower to appoint new directors, together with authority to complete the same, all in the forms set out in Schedule 4-2,

(e) a duly executed letter of undertaking and authorization executed by each director of the Borrower in the form set out in Schedule 6-1,

(f) a duly executed letter of undertaking and authorization executed by the Mortgagor as the sole shareholder of the Borrower in the form set out in Schedule 6-2,

(g) all other documents necessary to enable the Mortgagee to register the Shares and other Security Assets in the Mortgagee’s name or in the name of its nominees upon an Event of Default which is continuing, all in a form and substance satisfactory to the Mortgagee; and

2.2.2 forthwith upon any right, money or property (including any share, stock, debenture, bond or other securities or investments) becoming the Security Assets, the Mortgagor must deliver to the Mortgagee all documents referred to in clause 2.2.1 above, as applicable, as if the references to the Security Assets in those clauses were references to such right, money or property.

2.2.3 the Mortgagor may only with the prior written consent of the Mortgagee dismiss or remove from office or accept the resignation of any person acting as a director or secretary of the Company and/or appoint or accept the appointment of any other person as a director or the secretary of the Company.

2.2.4 forthwith upon the appointment of any person as a director or the secretary of the Company, the Mortgagor must procure the delivery to the Mortgagee of the documents referred to in clause 2.2.1 above, as applicable, duly signed by the relevant person(s).

2.3 Deposit of Additional Documents. The Mortgagor agrees that all resignation letters and authorization letters of the directors and secretary of the Borrower and all board and shareholder resolutions of the Borrower, which have been signed in blank and undated and which have been delivered to the Mortgagee under this Deed, may be dated by the Mortgagee or any of its officers or any Receiver and delivered to the Borrower and thereupon take effect as resignations of the directors and secretary of the Borrower and as resolutions of the board of directors and shareholder of the Borrower (as the case may be in each case upon an Event of Default which is continuing). All resignation letters and authorization letters of the directors and secretary of the Borrower and the board and shareholder resolutions of the Borrower, which have been signed in blank and undated and which have been delivered to the Mortgagee under this Deed, may not be revoked or withdrawn by any shareholder, director or secretary of the Borrower, except with the Mortgagee’s prior written consent.

2.4 Registration in Name of Mortgagee. The Mortgagor agrees that, the Mortgagee may, upon or at any time after the occurrence of an Event of Default which is continuing, at the cost of the Mortgagor, register the Shares and other Security Assets in the name of the Mortgagee or its nominee(s).

2.5 Dividends and Accretions. This Deed and the security constituted hereby or granted hereunder shall, subject as provided in Section 8.1, extend to and include all Dividends and all stocks, shares (and the Dividends in respect thereof), rights, monies or other property accruing or offered at any time by way of redemption, substitution, bonus, preference, option, conversion or otherwise to or in respect of any of the Shares and all allotments, accretions, offers, rights, benefits and advantages whatsoever at any time accruing, made, offered or arising in respect of any of the same and all further stocks of or shares in the capital of the Borrower issued subsequent hereto. If the Mortgagor shall acquire any such other stocks or shares as aforesaid, it shall forthwith:

2.5.1 deliver or procure that there be delivered to the Mortgagee all certificates and certified true copy(ies) of declaration(s) of trust (if any) in respect thereof together with instruments of transfer in respect thereof duly executed in blank by or on behalf of the Mortgagor to enable the same to be registered in the name of the Mortgagee or its nominee(s) upon or at any time after the occurrence of an Event of Default which is continuing; and

2.5.2 to give notice of this Deed to each Person, if any, holding any of such other stocks or shares as aforesaid as the Mortgagor’s nominee and to procure that each such Person executes and delivers to the Mortgagee an acknowledgement, such notice and acknowledgement to be in the form set out in Schedule 5.

2.6 No Liability for Calls. Nothing in this Deed shall be construed as placing on the Mortgagee any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Shares or any rights, shares or other securities accruing, offered or arising as aforesaid, and the Mortgagor shall indemnify the Mortgagee in respect of all calls, instalments or other payments relating to any of the Shares and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Shares. Without prejudice to the foregoing, if the Mortgagor fails to pay or satisfy any such call, instalment or other payment, the Mortgagee shall be entitled (but shall not be obliged) to pay or satisfy such call, instalment or other payment on behalf of the Mortgagor, and the Mortgagor shall upon demand reimburse and indemnify the Mortgagee for any such call, instalment or other payment so paid or satisfied by the Mortgagee (with interest thereon calculated at the then prevailing interest rate applicable to the Loan under the Credit Agreement as if the same were unpaid sums under the Credit Agreement).

2.7 General Provisions.

2.7.1 All the security created under this Deed:

(a) is created in favour of the Mortgagee;

(b) with respect to the Security Assets, is created over present and future assets of Mortgagor; and

(c) is security for the payment of all the Secured Obligations.

2.7.2 If the rights of the Mortgagor under a document cannot be secured without the consent of a party to that document:

(a) the Mortgagor must notify the Mortgagee promptly;

(b) the security created hereunder will secure all amounts which the Mortgagor may receive, or has received, under that document but exclude the document itself; and

(c) unless the Mortgagee otherwise requires, the Mortgagor must use reasonable endeavours to obtain the consent of the relevant party to that document being secured under this Deed.

ARTICLE III

DISCHARGE AND REINSTATEMENT

3.1 Discharge. Upon the expiration of the Security Period, the Mortgagee shall, at the request and cost of the Mortgagor, and in such form as the Mortgagee shall reasonably approve, release and discharge the security created by this Deed, without any representation or warranty by or recourse to the Mortgagee or any of its nominees.

3.2 Retention of Security. If the Mortgagee considers that any amount paid or credited to it under any of the Loan Documents is capable of being avoided or otherwise set aside on the winding-up of the payor or any other Person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been unconditionally and irrevocably paid.

3.3 Reinstatement. If any payment by the Mortgagor or any other Loan Party or any discharge given by the Mortgagee (whether in respect of the Secured Obligations or any security for those any of the Secured Obligations or otherwise) is avoided or reduced for any reason including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event:

3.3.1 the liability of the Mortgagor and the security constituted under this Deed shall continue and/or reinstated, as applicable, as if the payment, discharge, avoidance or reduction had not occurred; and

3.3.2 the Mortgagee will be entitled to recover the value or amount of that security or payment from the Mortgagor, as if the payment, discharge, avoidance or reduction had not occurred.

ARTICLE IV

CONTINUING SECURITY

4.1 Continuing Security Through Security Period. The security hereby constituted shall be, and will at all times hereafter, be a continuing security, and shall remain in operation to secure whatever may be the ultimate balance at any time or from time to time due to the Mortgagee in respect of the Secured Obligations (including all contingent liabilities) until all of the Secured Obligations have been irrevocably paid and discharged in full to the satisfaction of the Mortgagee and the Mortgagee is no longer under any further obligation (whether actual or contingent) to make any advance or provide any financial accommodation under any of the Loan Documents.

4.2 No Discharge. The security hereby constituted shall not be, or be deemed to be, affected satisfied or discharged by any intermediate payment or satisfaction from time to time or at any time of the whole, or any part, of the Secured Obligations, nor shall such continuing security be, or be deemed to be, in any way released or discharged by the release or partial release by the Mortgagee of any of the Security Assets or any other Collateral securing the Loan or by any of the documents relating to the Loan constituted, or by any other thing done or omitted or neglected to be done by the Mortgagee in relation to any Security Assets, or by the release or taking, holding, varying or non-enforcement of any other security, collateral, additional or otherwise whatsoever which may for the time being be held, or which may at any time hereafter be held, by the Mortgagee for securing the Secured Obligations or any part thereof.

4.3 Additional and Independent Obligations. The obligations of the Mortgagor hereunder are in addition to, and are independent of and shall not be in any way prejudiced, by any other guarantee or security now or subsequently held by the Mortgagee in respect of the Secured Obligations.

4.4 No Obligation to Pursue other Collateral or Rights. The Mortgagor waives any right it may have to first require the Mortgagee to proceed against or enforce any other rights or Collateral or claim payment from any Person before claiming the Mortgagor under this Deed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.

The Mortgagor hereby represents and warrants to the Mortgagee as follows:

5.1.1 General. The representations and warranties contained in Section 5.01 of the Credit Agreement are true, complete and correct.

5.1.2 Priority of Obligations. Its payment obligations under this Deed rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by Governmental Rules applying to Borrower generally. Upon perfection of the security created by this Deed, such security shall at all times rank first in priority of security to all other Debt of the Mortgagor, with the exception of any obligations which are mandatorily preferred by law and not by agreement. Furthermore, no Lien to secure any Debt of the Mortgagor exists on or over any of the Security Assets, except the Liens in favour of the Mortgagee under this Deed or other Security Agreements.

5.1.3 No Filing or Stamp Taxes. Save for the registrations referred to in Section 19.4 within the prescribed time limit, it is not necessary to ensure the validity, enforceability or priority of this Deed that this Deed or any other document be filed, recorded or enrolled with any court or other authority. In addition, except for registration fees, it is not necessary that any stamp, registration or similar tax be paid on or in relation to this Deed.

5.1.4 Immunity. It is generally subject to civil and commercial law and to legal proceedings and neither the Mortgagor nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any suit, judgment, execution, attachment or other legal process.

5.1.5 Description of Shares. The descriptions and particulars of the Shares set forth in Schedule 1 are true and accurate in all material respects and the Shares described therein constitute one hundred percent (100%) of the issued share capital of the Borrower at the date hereof and all the Shares have been validly issued and are fully paid up and there are no monies or liabilities payable or outstanding in relation to any of the Shares. None of the constitutional documents, including, without limitation any shareholders agreements of any of the Borrower or the Mortgagor or any agreement or arrangement binding on any of the Borrower or the Mortgagor, or any of their respective shareholders restricts or inhibits: (i) the creation of the Liens under this Deed; or (ii) any transfer of any of the Security Assets on enforcement of this Deed.

5.1.6 Title. It has full legal and beneficial ownership title to the Shares and the other Security Assets free and clear of all Liens whatsoever, except for the Liens created pursuant to this Deed and the other Security Agreements. The Shares are fully paid and are not liable to any call, assessment or demand of any kind.

5.1.7 Options. Neither it nor any other Person has granted in favour of any Person any interest in or any option or other rights in respect of any of its Shares. The Borrower has not issued or resolved or agreed to issue or granted any option or other right to acquire any additional shares to any Person.

5.1.8 Required Security Perfection Actions. The applicable Security Perfection Requirements specified in Schedule 7 of this Deed are all the recordings, filings and other actions necessary or appropriate in order to establish, protect and perfect the Liens on and security interests in and to the Shares in favour of the Mortgagee under the laws of Hong Kong and under the laws of Cayman Islands. Except as specified in Schedule 7 of this Deed, all the recordings, filings and other actions necessary or appropriate in order to establish, protect and perfect the Liens on and security interests in and to the Shares in favour of the Mortgagee under the laws of Hong Kong have been completed in accordance with applicable Governmental Rules on or prior to the Closing Date.

5.1.9 Representation and Warranty Diligence. The representations and warranties of the Mortgagor in this Deed, the other Loan Documents to which it is a party or any other certificate, document or schedule prepared by or on behalf of the Mortgagor or its Affiliates and furnished to the Mortgagee in connection with the Loan, and the review and inquiry made on behalf of the Mortgagor, have all been made by the employees of Loan Parties or their applicable Affiliates having the requisite expertise and knowledge to provide such representations and warranties.

5.2 Continuing Representation and Warranty. The representations set out in this Deed are made on the date of this Deed. Unless a representation is expressed to be given at a specific date, each representation under this Deed is deemed to be repeated by Mortgagor on each date during the Security Period. When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

5.3 Acknowledgement of Reliance. The Mortgagor acknowledges that the Mortgagee has entered into the Credit Agreement and this Deed in reliance upon the representations and warranties contained in this Deed.

ARTICLE VI

UNDERTAKINGS

6.1 Undertakings. The Mortgagor undertakes and agrees with the Mortgagee, throughout the continuance of this Deed and so long as the Secured Obligations or any part thereof remains owing or the Mortgagee is under any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document, that the Mortgagor will, unless the Mortgagee otherwise agrees in writing:

6.1.1 not create or attempt or agree to create or permit to arise or exist any Lien over all or any part of the Security Assets or any interest therein or otherwise assign, deal with or dispose of all or any part of the Security Assets except under or pursuant to this Deed or permitted by the other Loan Documents;

6.1.2 not grant in favour of any other Person any interest in or any option or other rights in respect of any of the Shares;

6.1.3 ensure that no Person (if any) holding any of the Shares as its nominee for the time being does any of the acts prohibited in Section 6.1.1 and/or 6.1.2 above;

6.1.4 procure that the Borrower shall not issue or resolve or agree to issue or grant any option or other right to acquire shares to any Person other than the Mortgagor (and subject always to this Deed);

6.1.5 at all times remain the beneficial owner of the Shares;

6.1.6 procure that no amendment or supplement is made to the memorandum or articles of association of the Borrower, to any shareholders’ agreement or similar agreement relating to the Borrower or to any other constitutional documents of the Borrower;

6.1.7 procure that no director or secretary of the Company is appointed with effect from the date of this Deed, except with the prior written consent of the Mortgagee, and immediately upon the appointment of any new director or secretary of the Borrower, deposit or procure that there be deposited with the Mortgagee (i) a signed undated letter of resignation by such director or secretary in the form set out in Schedule 3, (ii) signed undated written resolutions of the board of directors of the Borrower in the form of Schedule 4-1, and (iii) a letter of undertaking and authorization executed by such first-mentioned director of the Borrower in the form of Schedule 6-1;

6.1.8 in the event of any Event of Default has occurred, forthwith upon receipt, procure that all Dividends and any repayments or revenues are paid directly into the Borrower Collection Account or a separate account(s) designated by the Mortgagee which account is charged in favour of the Mortgagee as security for the Secured Obligations;

6.1.9 (i) procure that the common seal and corporate books of the Borrower, including the share certificate book, minutes books and registers of directors, members, transfers and Liens may be inspected by the Mortgagee upon reasonable notice and at all at such reasonable times during normal business hours and as often as may be reasonably requested; (ii) upon an Event of Default which is continuing, procure that the common seal and corporate books of the Borrower, including the share certificate book, minutes books and registers of directors, members, transfers and Liens are held to the order of the Mortgagee and that the same are delivered to the Mortgagee, on demand by the Mortgagee;

6.1.10 do or permit to be done every act or thing which the Mortgagee may from time to time reasonably require for the purpose of enforcing the rights of the Mortgagee hereunder;

6.1.11 not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value of the Mortgagee’s security hereunder;

6.1.12 not directly or indirectly approve, cause or permit the occurrence of any bankruptcy action with respect to the Borrower or any other Loan Party, unless the Mortgagee has consented thereto in writing; and

6.1.13 ensure that at all times this Deed (and the claims of the Mortgagee against it hereunder) shall have the priority which this Deed is expressed to have and obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation and/or any other relevant jurisdiction to enable it lawfully to enter into and perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and Hong Kong and any other relevant jurisdiction.

6.2 Maintenance of Company Existence. The Mortgagor further undertakes and agrees with the Mortgagee, throughout the continuance of this Deed and so long as the Secured Obligations or any part thereof remains owing or the Mortgagee is under any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document, that the Mortgagor shall, unless the Mortgagee otherwise agrees in writing:

6.2.1 preserve and keep in full force and effect its existence as a Cayman Islands company and all material franchises, rights and privileges under the laws of the jurisdiction of its formation, and all material qualifications, licenses and permits applicable to the ownership, administration and management of its assets;

6.2.2 not wind up, liquidate, dissolve, reorganize, merge or consolidate with or into any other Person, or convey, sell, assign, transfer, lease (except as contemplated or permitted by any Loan Document) or otherwise dispose of all or substantially all of its assets (except as contemplated or permitted by any Loan Document), or acquire all or substantially all of the assets of the business of any other Person;

6.2.3 conduct business only in its own name and shall not change its name, identity or organizational structure unless it shall have obtained the prior written consent of the Mortgagee (which consent shall not be unreasonably withheld or delayed); and

6.2.4 not change the location of its registered office or principal place of business, unless it shall have given the Mortgagee at least fifteen (15) Business Days’ (which consent shall not be unreasonably withheld, conditioned or delayed) prior written notice thereof (upon such a change of location, it agrees to deliver to the Mortgagee such Supplemental Documentation (as defined below) reasonably requested by the Mortgagee relating to such change).

ARTICLE VII

POWER OF SALE, APPLICATION OF MONEYS AND RECEIVER

7.1 Power of Sale.

7.1.1 Enforceability. Upon or after the occurrence of an Event of Default which is continuing, the Mortgagee, any Receiver and any nominee of the Mortgagee or any Receiver may severally, without further notice or authority, sell or otherwise dispose of all or any part of the Security Assets and may apply all or any part of the proceeds of any such sale or other disposition in accordance with Section 9.1. Without prejudice to the foregoing, upon or after the occurrence of an Event of Default which is continuing, the Mortgagee and any Receiver and any nominee of the Mortgagee or any Receiver severally shall severally have all the powers and rights of an absolute owner of the Security Assets and power to do or omit to do anything which the Mortgagor itself could do or omit to do, and may apply all or any part of the proceeds of the exercise of any such powers and rights in accordance with Section 9.1. For avoidance of doubt, the power of sale and other powers conferred (or deemed by this Deed to be conferred by the Property Ordinance), will be immediately exercisable ay any time upon and during the continuance of an Event of Default.

7.1.2 Sale of Security Assets. The Mortgagee and any Receiver and any nominee of the Mortgagee shall be severally entitled to exercise such power of sale in such manner and at such time or times and for such consideration (whether payable immediately or by instalments) as it shall in its absolute discretion think fit (whether by private sale or otherwise) and so that the Security Assets (or any relevant part thereof) may be sold (i) subject to any conditions which the Mortgagee or any Receiver may think fit to impose, (ii) to any Person (including any Person connected with the Borrower, the Mortgagor, the Mortgagee or any Receiver) and (iii) at any price.

7.1.3 Dividends. At any time after the power of sale has arisen, any Dividends which have been or may be received or receivable by the Mortgagee, any Receiver or any nominee of the Mortgagee may be applied by the Mortgagee or any Receiver as though they were proceeds of sale hereunder.

7.1.4 Purchaser Not Bound to Enquire. Each of the Mortgagee and any Receiver and any nominee of the Mortgagee is authorized to give a good discharge for any moneys received or recovered by it pursuant to the exercise of its power of sale and a purchaser shall not be bound to enquire whether the power of sale has arisen as herein provided nor be concerned with the manner of application of the proceeds of sale.

7.1.5 No Liability for Losses. The Mortgagor shall not have any claim against the Mortgagee, any Receiver or any nominee of the Mortgagee in respect of any loss arising out of any such sale or any postponement thereof (or the exercise or non-exercise of any other power by the Mortgagee or any Receiver or any nominee of the Mortgagee hereunder) howsoever caused and whether or not a better price could or might have been obtained upon the sale of the Security Assets or any part thereof by deferring or advancing the date of such sale or otherwise howsoever, except for actual damages or losses which the Mortgagor establishes were proximately caused by the bad faith, wilful misconduct of the Mortgagee or the Receiver.

7.1.6 Waiver of Rights. The Mortgagor irrevocably waives any right it may have under the constitutional documents of the Borrower or any provisions in any shareholder’s agreement or otherwise to purchase the Security Assets or any part thereof, or object to any sale or other disposal of the Security Assets or any part thereof, in the event that it is sold or otherwise disposed of pursuant to the powers conferred by this Deed or applicable law.

7.1.7 Consolidation. Any restrictions on the consolidation of security shall be excluded to the fullest extent permitted by law and the Mortgagee shall, so far as it shall be lawful, be entitled to consolidate all or any of the security interests constituted by this Deed and/or its powers hereunder with any other security whether in existence at the date of this Deed or created thereafter.

7.2 Receivers.

7.2.1 Upon or after the occurrence of an Event of Default which is continuing or if requested by the Mortgagor, the Mortgagee may by writing (acting through an authorized officer of the Mortgagee) without notice to the Mortgagor:

(a) appoint one or more Persons to be a Receiver of the whole or any part of the Security Assets;

(b) remove (so far as it is lawfully able) any Receiver so appointed; and

(c) appoint another Person(s) as an additional or replacement Receiver(s).

7.2.2 Each Person appointed to be a Receiver pursuant to Section 7.2.1 shall be:

(a) entitled to act individually or together with any other Person appointed or substituted as Receiver;

(b) for all purposes deemed to be the agent of the Mortgagor who shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Mortgagee; and

(c) entitled to remuneration for his services at a rate to be fixed by the Mortgagee from time to time.

7.2.3 In addition to the powers conferred by Section 7.1, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Mortgagor) have, in relation to the part of the Security Assets in respect of which he was appointed (in the name of or on behalf of the Mortgagor or in his own name and, in each case, at the cost of the Mortgagor):

(a) the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Mortgagor) which seem to such Receiver to be incidental or conducive to (i) any of the functions, powers, authorities or discretions conferred on or vested in him or (ii) the exercise of the rights under this Deed (including without limitation realisation of such part of the Security Assets) or (iii) bringing to his hands any assets of the Mortgagor forming, or which when got in would be, part of the Security Assets; and

(b) all the powers conferred on him by the laws of equity.

7.2.4 Without prejudice to the generality of the foregoing, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Mortgagor) have the following powers in relation to the part of the Security Assets (and any assets which, when got in, would be part of the Security Assets) in respect of which he was appointed (and every following reference in this Section 7.2.4 to the Security Assets shall be read as a reference to that part of the Security Assets in respect of which such Receiver was appointed), in each case without further notice:

(a) Take Possession. power to take immediate possession of, collect and get in all or any part of the Security Assets including without limitation all payment, dividends, interests and other monies arising therefrom or accruing thereto (whether before or after the date of his appointment) and without prejudice to the foregoing, to cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof;

(b) Proceedings and Claims. power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Security Assets or this Deed in the name of the Mortgagor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(c) Deal with Shares. power to sell, transfer, convey and/or dispose of all or any part of the Security Assets (in each case with or without cash consideration) in such manner and on such terms as he thinks fit;

(d) Voting Rights. exercise (or refrain from exercising) any or all of the voting rights in respect of the Security Assets or any part thereof in such manner and on such terms as he thinks fit;

(e) Appointment and Removal of Directors and Secretary. complete, date and put into effect any stock transfer form or instrument of transfer delivered in relation to the Shares or any part thereof pursuant to Section 2.2, any letter of resignation, any undated resolution(s) of the board of directors of the Borrower and/or any other document(s) delivered pursuant to Section 2.2 and to exercise all powers of appointment and/or removal of directors and the secretary attaching to the Security Assets or any part thereof;

(f) Acquisitions. power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets;

(g) Redemption of Security. power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Deed or any part of it;

(h) Covenants, Guarantees and Indemnities. power to make any arrangement, settlement or compromise or enter into any contracts as he shall think expedient in the interests of the Mortgagee, and/or to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal (if any) of the Mortgagor; and

(i) Exercise of Powers in Mortgagor’s Name. power to do all such other acts and things as may be considered by him to be incidental or conducive to any of the matters or powers aforesaid or otherwise incidental or conducive to the realisation of the Mortgagee’s security created by this Deed and which he may lawfully do and to use the name of the Mortgagor for all the purposes aforesaid, including without limitation, power to exercise any of the above powers on behalf of and in the name of the Mortgagor (notwithstanding any winding-up, insolvency or dissolution of the Mortgagor) or on his own behalf.

7.2.5 Each Receiver shall in the exercise of that Receiver’s powers, authorities and discretions conform to the directions and regulations from time to time given or made by the Mortgagee.

7.2.6 The powers of the Mortgagee and each Receiver hereunder shall be construed in the widest possible sense to the intent that the Mortgagee and each Receiver shall be afforded as wide and flexible a range of powers as possible.

ARTICLE VIII

DIVIDENDS AND VOTING RIGHTS

8.1 Dividends and Voting Rights.

8.1.1 Prior to the occurrence of an Event of Default. Provided no Event of Default has occurred and is continuing,

(a) the Mortgagor shall be entitled to receive all Dividends that are paid in the form of cash provided that if the declaration or payment of such Dividends is not permitted under the Credit Agreement, the Mortgagor shall hold any and all such Dividends on trust for the Mortgagee and promptly pay over the same to the Mortgagee; and

(b) the Mortgagor may continue to exercise the voting rights in respect of the Shares.

8.1.2 Upon or after the occurrence of an Event of Default which is continuing. Upon or after the occurrence of an Event of Default which is continuing, the Mortgagee may, at its discretion (in the name of the Mortgagor or otherwise and without any further consent or authority from the Mortgagor) exercise (or refrain from exercising) any and all voting and/or other rights and powers in respect of all or any part of the Security Assets, including without limitation the right, in relation to any company whose shares or other securities are included in the Security Assets, to concur or participate in:

(a) the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(b) the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(c) the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in such manner and on such terms as the Mortgagee may think fit, and the proceeds of any such action shall form part of the Security Assets.

8.2 Authority to Sign Proxies. Without prejudice to the other provisions of this Deed, upon or after the occurrence of an Event of Default which is continuing, the Mortgagor irrevocably authorizes the Mortgagee to sign on its behalf any proxies or other documents which the Mortgagee may require to enable the Mortgagee to exercise any voting and/or other rights and powers attaching to the Security Assets or any part thereof.

ARTICLE IX

PROCEEDS OF SECURITY REALIZATION

9.1 Order of Application. All moneys received by the Mortgagee and/or any Receiver arising from any such sale, calling in, collection, dealing or other disposition under the powers conferred upon the Mortgagee or upon any Receiver, after the security hereby created has become enforceable, shall be applied:-

Firstly	:	in discharge of all rent, taxes, rates and other outgoings whether governmental, municipal, contractual or otherwise, due and affecting the Security Assets or any part thereof;

Secondly	:	unless the Security Assets, or any part thereof (as the case may be), is/are sold subject to a prior Lien (if any), in discharge of that prior Lien;

Thirdly	:	in payment of the Receiver’s lawful remuneration, costs, Liens and expenses, and all lawful costs and expenses properly incurred in the sale or other dealing;

Fourthly	:	in payment of the Secured Obligations in full (and in the event of deficiency, towards such part(s) thereof as the Mortgagee may at its absolute discretion determine);

Provided that pending such application, the Mortgagee may place all such proceeds and moneys so received into a suspense account with a view to preserving the Mortgagee’s rights to prove for the whole of its claims against the parties to any security documents under the Loan and any residue shall be paid to the Person who, immediately before any sale or other dealing, was entitled to the Security Assets, or authorized to give a receipt for the proceeds of sale of the Security Assets.

9.2 Liability to Receiver. Save as aforesaid, the Mortgagee shall be under no liability to the Receiver for his remuneration, costs, Liens or expenses.

ARTICLE X

NON-LIABILITY OF RECEIVER OR MORTGAGEE

10.1 No Mortgagee in Possession Liability. In any event, neither the Mortgagee, nor any Receiver, shall be liable, by reason of any entry into, or taking of, or possession of the Security Assets, or any of them, to account as mortgagee in possession or for anything, except actual receipts, or be liable for any loss on realisation, or for any default or omission for which a mortgagee in possession might be liable, except for actual damages or losses which the Mortgagor establishes were proximately caused by the bad faith or wilful misconduct of the Mortgagee or the Receiver.

10.2 No Restrictions. No restrictions imposed by any ordinance or by law on any immediate or other power of sale or on the consolidation of other securities shall apply to this security or to any security at any time given to the Mortgagee pursuant hereto or pursuant to any other agreement at any time entered into between the Mortgagee and/or the Mortgagor and/or any other parties to any security documents under the Loan.

ARTICLE XI

THIRD PARTY ENQUIRIES

11.1 No Further Enquires Required. No Person dealing with the Mortgagee, or any Receiver appointed by the Mortgagee, or with its or his attorneys or agents, shall be concerned to enquire whether any Event of Default has occurred or is continuing to authorize the Receiver or the Mortgagee to act, or whether the right of the Mortgagee, or any Receiver appointed by it to exercise any of the powers hereby conferred has arisen or become exercisable or not, or be concerned with notice to the contrary, or whether the security hereby constituted has become enforceable, or whether the power exercised, or purported to be exercised, has become exercisable, or whether any money remains due upon the security of this Deed, or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, or otherwise as to the propriety or regularity of any sale, calling-in, collection or conversion or power exercised, or to see to the application of any money paid to the Mortgagee, or to any Receiver, or its or his attorneys or managers or agents, and, except to the extent of fraud or bad faith or wilful misconduct of such Person as established by the Person challenging the power so exercised, such dealing shall be deemed, so far as regards the safety and protection of such Person, to be within the powers hereby conferred, and to be valid and effectual accordingly; and the remedy of the Mortgagor in respect of any irregularity or impropriety whatsoever in the exercise of such powers shall be in damages only.

11.2 Involuntary Losses. Notwithstanding the aforesaid, the Mortgagee shall not be answerable for any involuntary losses which may happen in the exercise of the aforesaid powers and trusts or any of them.

ARTICLE XII

MORTGAGEE’S OR RECEIVER’S RECEIPT

Upon any such sale, calling-in, collection or conversion as aforesaid, and upon any other dealing or transaction under the provisions herein or in any security documents under the Loan contained, the receipt of the Mortgagee or any Receiver for the proceeds of the Security Assets, and for any other moneys paid to it or him shall effectually discharge the purchaser or Person paying the same therefrom, and from being concerned to see to the application, or being answerable for the loss or misapplication, thereof.

ARTICLE XIII

MORTGAGEE’S RIGHT TO SET OFF AND LIEN

13.1 Set Off. Mortgagee shall (without prejudice to any general or banker’s lien, right of set-off or any other right to which it may be entitled) have the right, without notice to the Mortgagor, to set off and apply any credit balance in any currency upon any accounts and any deposit (whether current or deposit, general or special, and whether at or prior to maturity and whether subject to notice or not) to which the Mortgagor is at any time beneficially entitled on any account at any office of the Mortgagee towards the satisfaction of any sums owing by the Mortgagor to the Mortgagee under any of the Loan Documents (the “Overdue Sum”).

13.2 Currency Conversion. The Mortgagee is hereby authorized to purchase with the monies standing to the credit of any such accounts such other currencies and the Mortgagee may require to satisfy the Overdue Sum.

13.3 Other Rights. The Mortgagee shall not be obligated to exercise any of its rights under this Article XIII, which shall be without prejudice and in addition to any right of set-off, combination of accounts, line or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ARTICLE XIV

PERSONAL LIABILITY

The obligations, responsibility and liability on the part of the Mortgagor herein and in any of the documents relating to the Loan contained shall be personal to the Mortgagor, and shall not be affected, diminished or prejudiced by the release, discharge, surrender, variation, substitution or dissipation of all or any part or parts of the Security Assets.

ARTICLE XV

CLAIMS BY MORTGAGOR

15.1 No Security. The Mortgagor represents to and undertakes with the Mortgagee that it has not taken and will not take any security in respect of its liability under this Deed whether from the Borrower or any other Loan Party.

15.2 Non-competition. During the Security Period, unless otherwise directed by the Mortgagee, the Mortgagor shall not exercise or be entitled to any right of subrogation, contribution (including any right to seek contribution) or any other rights of a surety or enforce any security or other right or claim against the Borrower (whether in respect of its liability under this Deed or otherwise), any other Loan Party, or any other Person who has guaranteed or given any security in respect of the Secured Obligations (or any obligation of any Loan Party under any Loan Document) or claim in the insolvency or liquidation of the Borrower, any other Loan Party or any such other Person in competition with the Mortgagee.

15.3 Recovered Sums. If the Mortgagor receives or recovers any payment or benefit in breach of this Article, it shall hold the same upon trust for the Mortgagee as a continuing security for the Secured Obligations.

ARTICLE XVI

TAXES AND OTHER DEDUCTIONS

16.1 No Deductions or Withholdings. All sums payable by the Mortgagor under this Deed shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Mortgagor or any other Person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of the Mortgagee, the Mortgagor shall, together with such payment, pay such additional amount as will ensure that the Mortgagee receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required.

16.2 Evidence. The Mortgagor shall promptly forward to the Mortgagee copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

ARTICLE XVII

FEES, COSTS AND EXPENSES

17.1 Costs, Liens and Expenses. The Mortgagor shall from time to time forthwith on demand pay to or reimburse the Mortgagee or (as the case may be) the Receiver for:

17.1.1 subject to as agreed in the Credit Agreement, all reasonable and proper costs, charges and expenses (including reasonable and proper legal and other fees and all other out-of-pocket expenses) incurred by the Mortgagee in connection with the registration of this Deed, any other documents required in connection therewith and/or any amendment to or extension of, or the giving of any consent or waiver in connection with, this Deed or in releasing or re-assigning this Deed upon payment of all monies hereby secured;

17.1.2 all reasonable and proper costs, charges and expenses (including reasonable and proper legal and other fees and all other out-of-pocket expenses) incurred by the Mortgagee in exercising any of its powers hereunder or in suing for or seeking to recover any sums due hereunder or otherwise preserving or enforcing its rights hereunder or in defending any claims brought against the Mortgagee in respect of this Deed or any Security Assets; and

17.1.3 all remuneration payable to any Receiver, and, until payment of the same in full, all such costs, Liens, expenses and remuneration shall be secured by this Deed.

17.2 Interest. The Mortgagor shall, with respect to all monies payable under this Deed, pay interest from the due date to the date of payment (as well after as before any demand or judgment and notwithstanding the liquidation of the Mortgagor, the Borrower or any other Person) at the interest rate applicable to the Loan as specified in the Credit Agreement (as if such monies were unpaid sums under the Credit Agreement).

ARTICLE XVIII

INDEMNITY

18.1 General Indemnity. The Mortgagor shall indemnify, defend and hold the Mortgagee harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including attorney’s fees (which attorney’s fees shall be limited to reasonable and proper attorney’s fees), incurred or accruing by reason of any acts performed by the Mortgagee pursuant to the provisions of this Deed, except as a result of the Mortgagee’s fraud, gross negligence or wilful misconduct and except for the costs or disbursements so sustained or incurred in connection with the execution of this Deed. All sums paid by the Mortgagee pursuant to this Section 18.1, and all other sums expended by the Mortgagee to which it shall be entitled to be indemnified under or pursuant to this Deed, together with interest thereon at the rate then applicable under the Credit Agreement from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by this Deed and shall be payable by the Mortgagor to the Mortgagee upon demand.

18.2 Currency Indemnity – US Dollar Transaction

18.2.1 The Loan is a US Dollar transaction in which the specification of payment in US Dollars and payment at the place specified in the applicable Loan Documents are of the essence. US Dollars shall be the sole currency of account and of payment with respect to all sums due and payable in connection with or related to the Loan, and the place specified in the applicable Loan Documents shall be the sole place of payment in all events.

18.2.2 The obligations of the Mortgagor to make any payment to the Mortgagee under this Deed or any of the Loan Documents in US Dollars at the place of payment specified in the applicable Loan Documents shall not be discharged or satisfied by an amount paid or recovered, whether pursuant to a judgment, order, award or otherwise, which is expressed in or converted into any currency other than US Dollars to the extent that the amount so paid or recovered on prompt conversion into US Dollars and transferred to the place of payment under normal banking procedures yields at the required place of payment an amount which is less than the amount of US Dollars (after deducting any costs of exchange and any other related costs) that is then due under the applicable Loan Documents. In such an event, the Mortgagee shall be entitled to demand that the Mortgagor indemnifies the Mortgagee against the shortfall. In addition, to the extent the Mortgagee is unable to convert any sum paid, payable or collectable by the Mortgagee (including, without limitation, any sums payable to the Mortgagee from the enforcement of any order, judgment, or award) under or pursuant to this Deed from a currency other than US Dollars to US Dollars, or otherwise remit any sums received or collected under or pursuant to this Deed in the PRC to an offshore jurisdiction specified by the Mortgagee, the Mortgagor shall also indemnify the Mortgagee from and against, any and all costs, liabilities, or losses arising out of or relating to the Mortgagee’s inability to so convert or remit such sum.

18.2.3 The Mortgagor shall indemnify the Mortgagee as required under Section 18.2 within five (5) Business Days of its receipt of a written demand from the Mortgagee for indemnity under this Section.

18.2.4 The indemnity obligation of the Mortgagor under this Section 18.2 shall be an obligation of the Mortgagor independent of and in addition to its other obligations under this Deed and the other Loan Documents and shall take effect notwithstanding any time or other concession granted to any Loan Party or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of any Loan Party.

ARTICLE XIX

FURTHER ASSURANCES AND REGISTRATION

19.1 Further Assurance. The Mortgagor shall, at its sole cost and expense: (i) execute and deliver to the Mortgagee such documents, instruments, certificates, assignments and other writings (the “Supplemental Documentation”); (ii) do such other acts necessary or reasonably desirable to evidence, perfect the Mortgagee’s security interest in, preserve and/or protect the Security Assets at any time securing or intended to secure the obligations of the Mortgagor under this Deed and any Loan Documents to which it is a party, as the Mortgagee may reasonably require; and (iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances carrying out of the intents and purposes of this Deed and the other Loan Document to which it is a party as the Mortgagee shall reasonably require from time to time, including, without limitation, amendments to the Mortgagor’s or the Borrower’s constitutional documents as necessary to procure or maintain (as applicable) the Mortgagor’s or the Borrower’s bankruptcy remote status.

19.2 Agreement to Execute Further Documents. Except as permitted by and in compliance with the Credit Agreement, if the Mortgagor requests the Mortgagee’s approval of a restructuring of the Mortgagor’s ownership arrangement or structure in the Borrower, the Mortgagee may condition its approval on, among other things, delivery of such Supplemental Documentation as the Mortgagee may reasonably require, including, without limitation, a tax opinion in form and content reasonably acceptable to the Mortgagee from an accounting firm reasonably acceptable to the Mortgagee describing the tax implications of such structure.

19.3 Enforcement of Mortgagee’s Rights. The Mortgagor will do or permit to be done everything which the Mortgagee may from time to time require to be done for the purpose of enforcing the Mortgagee’s rights hereunder and will allow the name of the Mortgagor to be used as and when required by the Mortgagee for that purpose.

19.4 Registration. The Mortgagor shall cause that this Deed and the particulars thereof shall, within five (5) weeks (i) from the date hereof and (ii) from the date that the Mortgagor is registered as an overseas company under Part XI of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), or otherwise required by Section 91 of the aforesaid ordinance, be presented to the Hong Kong Companies Registry pursuant to Part III (Registration of Charges) of the aforesaid ordinance. The information contained in each of the aforesaid registrations shall be in form and content approved by the Mortgagee.

19.5 Evidence of registration. The Mortgagor shall promptly provide to the Mortgagee evidence, in form and substance satisfactory to the Mortgagee, of any registration, presentation and filing done pursuant to Section 19.4 above.

ARTICLE XX

POWER OF ATTORNEY

20.1 Appointment. The Mortgagor irrevocably appoints the Mortgagee and any Receiver severally by way of security to be its attorney (with full power of substitution) and in its name or otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be required or which the Mortgagee or any Receiver shall think proper or expedient for carrying out any obligations imposed on the Mortgagor hereunder or for exercising any of the powers hereby conferred or for giving to the Mortgagee the full benefit of this security and so that the appointment hereby made shall operate to confer on the Mortgagee and any Receiver severally authority to do on behalf of the Mortgagor anything which it can lawfully do by an attorney for the above purposes.

20.2 Ratification and Confirmation. The Mortgagor ratifies and confirms and agrees to ratify and confirm any deed, instrument, act or thing which such attorney or substitute may lawfully execute or do in accordance with this Deed.

ARTICLE XXI

SUSPENSE ACCOUNT

21.1 Right to Credit Suspense Account. The Mortgagee may place and keep any moneys received or recovered by virtue of or pursuant to this Deed (whether before or after the insolvency or liquidation of the Borrower, the Mortgagor or any other Loan Party) or otherwise in respect of the Secured Assets (or any part thereof) to the credit of a suspense account for so long as the Mortgagee may think fit in order to preserve the rights of any or all of the Loan Parties to sue or prove for the whole amount of its claims against the Mortgagor, any other Loan Party or any other Person.

21.2 Subsequent Liens. If the Mortgagee at any time receives or is deemed to have received notice of any subsequent Lien or other interest affecting all or any part of the Collateral or any assignment or transfer of the Collateral which is prohibited by the terms of this Deed or any other Loan Document, all payments thereafter by or on behalf of any or all of the Loan Parties to the Mortgagee shall be treated as having been credited to a new account of the Mortgagee, and not as having been applied in reduction of the Secured Obligations as at the time when (or at any time after) the Mortgagee received such notice of such subsequent Lien or other interest or such assignment or transfer.

ARTICLE XXII

ASSIGNMENT

22.1 The Mortgagor. The Mortgagor may not assign or transfer any of its rights or obligations under this Deed.

22.2 The Mortgagee. The Mortgagee shall be entitled to assign and/or transfer its rights and/or (if any) obligations under this Deed, and/or grant participations in all or any part of its rights under this Deed, and/or make disclosures in accordance with the provisions of the Credit Agreement. Without prejudice to the foregoing, upon the appointment of a successor Mortgagee under the provisions of the Credit Agreement, such successor shall be deemed to be acting as Mortgagee under this Deed in place of the former Mortgagee.

ARTICLE XXIII

[RESERVED]

ARTICLE XXIV

MISCELLANEOUS

24.1 Continuing Obligations. The liabilities and obligations of the Mortgagor under this Deed shall remain in force notwithstanding any act, omission, event or circumstance whatsoever, until the time when the Secured Obligations shall have been fully, properly, validly and irrevocably paid and discharged and the Mortgagee is under no obligation (whether actual or contingent) to make any advance or provide any financial accommodation under any Loan Document.

24.2 Protective Sections. Without limiting Sections 4.1 and 24.1, none of the obligations or liabilities of the Mortgagor, the validity or enforceability of this Deed and the security hereby constituted or the rights of the Mortgagee under this Deed shall be discharged, impaired, prejudiced or in any way be affected by:-

24.2.1 the granting of any time, indulgence, concession, compromise, waiver or consent whatsoever at any time given to any Loan Party or any other Person;

24.2.2 any amendment, modification or variation of any Loan Document or any other agreement;

24.2.3 the illegality, invalidity or unenforceability of any obligation or liability of any Loan Party or any other Person;

24.2.4 the invalidity or irregularity in the execution of any Loan Document or any other agreement;

24.2.5 any lack of or deficiency in the powers of any Loan Party or any other Person to enter into or perform any of its obligations or liabilities under any Loan Document or any other agreement or any irregularity in the exercise thereof or any lack of or deficiency in authority by any Person purporting to act on behalf of any Loan Party or any other Person;

24.2.6 the insolvency, liquidation, incapacity, disability, limitation, change of constitution or status, death, or bankruptcy of any Loan Party or any other Person;

24.2.7 any other Loan Document, Lien, guarantee or other security or right or remedy being or becoming held by or available to the Mortgagee or by any of the same being or becoming wholly or partly void, voidable, unenforceable or impaired or by the Mortgagee at any time exercising or non-exercising, releasing, refraining from enforcing, varying or in any other way dealing with any of the same or any power, right, remedy or security the Mortgagee may now or hereafter have from or against any Loan Party or any other Person;

24.2.8 any release, waiver, exercise, omission to exercise or renewal of any rights against any Loan Party or any other Person or any compromise, arrangement or settlement with any of the same;

24.2.9 any taking, exchange, application, release, sale, disposition or non-perfection of any other Collateral;

24.2.10 any defence based on applicable statutes of limitations, or any existence or reliance on any representation by the Mortgagee, or any other circumstance that might otherwise constitute a defence available to, or a discharge of any Loan Party or any other Person; and/or

24.2.11 any act, omission, matter, circumstance or event which would or may but for the provisions of this Section 24.2 operate to impair, prejudice, discharge or otherwise affect this Deed or the obligations or liabilities of the Mortgagor hereunder.

24.3 Unrestricted Right of Enforcement. This Deed (or any provision hereof) may be enforced, and any demand hereunder may be made, without the Mortgagee first having recourse to any other security or rights or taking any other steps or proceedings against the Borrower, the Mortgagor, any other Loan Party or any other Person or may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the monies, obligations and liabilities secured hereby.

24.4 Discharge and Releases. Notwithstanding any discharge, release or settlement from time to time between the Mortgagee and the Mortgagor, if any security, disposition or payment granted or made to or recovered by the Mortgagee in respect of any or all of the obligations of a Loan Party under or in connection with the Loan, whether by or from the Mortgagor, any other Loan Party or any other Person, is avoided or set aside or ordered to be surrendered, paid away, refunded or reduced by virtue of any provision, law or enactment relating to bankruptcy, insolvency, liquidation, winding-up, composition or arrangement for the time being in force or for any other reason, the Mortgagee shall be entitled hereafter to enforce this Deed as if no such discharge, release or settlement had occurred.

24.5 Notice. Each notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by internationally recognized overnight mail or courier service with a reliable tracking system, or (iii) transmitted by facsimile (with postage prepaid mail confirmation (airmail if international)), as elected by the party giving such notice to the other party at the following addresses or facsimile numbers:

If to Mortgagee:

Medley Opportunity Fund, Ltd. (Cayman)

c/o Medley Capital LLC

Investment Manager for Medley Opportunity Fund Ltd. (Cayman)

375 Park Avenue, Suite 3304

New York, NY 10152

U.S.A

Attention: Andrew Fentress

Facsimile No.: 212-759-0091

If to Mortgagor:

CGEN Digital Media Company Limited

c/o CGEN Digital Media Network Co., Ltd.

Suite 3213-14, Tower B, City Center of Shanghai

No. 100 Zunyi Road, Shanghai, 200051

China

Attention: Yi Sing Chan

Facsimile No.: +86 21 6237 1918

All notices and other communications shall be deemed to have been duly given when actually received. Either party may change its address or facsimile number for the purposes hereof by written notice to the other party.

24.6 Amendments, Modifications and Waivers. No amendment, modifications and waiver of any provision of this Deed, nor any consent to any departure by the Mortgagor therefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be charged, and such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Mortgagor or the Mortgagee in any case shall entitle the Mortgagor or the Mortgagee to any other or further notice or demand in the same, similar or other circumstances.

24.7 Invalid Provisions – Severability. If any provision of this Deed is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Deed shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and thereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Deed a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

24.8 Successors and Assigns. This Deed shall be binding upon and inure to the benefit of the Mortgagee and the Mortgagor and their respective successors and permitted assigns.

24.9 Waiver of Rights by Mortgagee. Neither any failure nor any delay on the part of the Mortgagee in exercising any right, power or privilege under this Deed or any of the other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

24.10 Cumulative Rights. The rights and remedies of the Mortgagee under this Deed and the other Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

24.11 Governing Law. This Deed and the rights and obligations of the parties hereunder shall be interpreted, construed, applied and enforced in accordance with the laws of Hong Kong.

24.12 Jurisdiction.

24.12.1 Hong Kong Courts. Each of the parties hereto agrees that except as provided in Section 24.12.3, the courts of Hong Kong shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with or related to this Deed (together, the “Proceedings”) and, for such purposes, irrecoverably submits to non-exclusive the jurisdiction of such court.

24.12.2 Appropriate Forum. Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts of Hong Kong being nominated as the forum to hear, determine and settle any Proceedings, and agrees not to claim that any such court is not a convenient or appropriate forum.

24.12.3 Non-exclusivity. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of Mortgagee hereto to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Governmental Rules.

24.12.4 Consent to Enforcement. The Mortgagor consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

24.12.5 Waiver of Immunity. Insofar as the Mortgagor or its assets should at any time be or become entitled to any immunity, whether characterized as sovereign immunity or otherwise, from any set-off, or the Proceedings, whether in Hong Kong, or elsewhere, to enforce or collect upon this Deed or any document or instrument contemplated herein (including immunity from service of process, immunity of any of its assets from attachment prior to entry of judgment and from attachment in aid of execution, or from execution, upon a judgment), the Mortgagor hereby expressly and irrevocably waives any and all such immunity to the fullest extent permitted by the applicable Governmental Rules. The Mortgagor further consents in respect of any such Proceeding to the giving of any relief (including interlocutory relief) or the issue of any process at any time generally in connection therewith and in particular (but without prejudice to the generality of the foregoing) to the making, enforcement or execution against any assets of any kind whatsoever and for whatsoever purpose it is in use or intended to be used of any order which may be given in such Proceedings.

24.12.6 Agent for Service of Process of the Mortgagor. The Mortgagor hereby appoints the Borrower (the “Process Agent”) as its agent to accept service of process in Hong Kong in any Proceedings, service upon whom shall be deemed completed upon delivery to Unit 1, 6F, Grand City Plaza, 1-17 Sai Lau Kok Road, Tsuen Wan, New Territories, Hong Kong or such registered office of the Process Agent at such time of service and irrespective of whether or not forwarded to or received by the Mortgagor provided that a copy thereof shall also be sent to the Mortgagor simultaneously with the service at the aforesaid address of the Process Agent. Concurrently herewith, the Mortgagor shall deliver to the Mortgagee a copy of a written acceptance of appointment by such process agent. The Mortgagor shall inform the Mortgagee, in writing, of any change in the address of its process agent within ten (10) days. If such process agent ceases to be able to act as such or to have an address in Hong Kong, the Mortgagor agrees to immediately appoint a new process agent in Hong Kong acceptable to the Mortgagee and to deliver to the Mortgagee within ten (10) days a copy of a written acceptance of appointment by the new process agent.

24.12.7 Alternative Service of Process or Jurisdiction. Nothing in this Deed shall affect the right to serve process in any other manner permitted by Governmental Rule or the right to bring Proceedings in any other jurisdiction (other than Hong Kong) for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

24.12.8 Final Judgment Conclusive. The Mortgagor agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

24.13 Entire Agreement. This Deed and the other Loan Documents embody the entire agreement with respect to the subject matter covered by these documents and understanding between the Mortgagee and the Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.

24.14 Business Days. Unless otherwise expressly provided to the contrary, whenever action must be taken (including the giving of notice or the delivery of documents) under this Deed or any of the other Loan Documents during a certain period of time or by a particular date that ends or occurs is not a Business Day, then such period or date shall be extended until the immediately following Business Day.

24.15 No Joint Venture or Partnerships. The Mortgagor and the Mortgagee intend that the relationships created hereunder be solely that of security provider and Mortgagee. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between the Mortgagor and the Mortgagee.

24.16 Controlling Provisions. To the extent that the provisions of this Deed are inconsistent with any provision of the Credit Agreement, unless this Deed provides otherwise, the provisions of the Credit Agreement shall take precedence.

24.17 Mortgagee’s Discretion. Whenever pursuant to this Deed, the Mortgagee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Mortgagee, the decision of the Mortgagee to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Mortgagee and shall be final and conclusive.

24.18 Calculations and Certificates.

24.18.1 If any litigation or arbitration proceedings arising out of or in connection with a Loan Document, the entries made in the accounts maintained by the Mortgagee shall be prima facie evidence of the matters to which they relate.

24.18.2 Any determination by or certificate of the Mortgagee under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.18.3 Any interest, commission or fee accruing under a Loan Document shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 360 days.

24.19 English Language.

24.19.1 This Deed is executed by the parties hereto in the English language. In the event that a Chinese language version of this Deed is also executed, such Chinese language version shall (for all intents and purposes) be treated only as a translation of this Deed, and the English language version of this Deed shall (for all intents and purposes) govern and be treated as the correct version should there be any discrepancy between the English and the Chinese language version of this Deed.

24.19.2 Each notice, demand or other communication given or made by any party to another in relation to this Deed, and any other documents or instruments required to be delivered by one party to another hereunder, shall be in the English language. If such documents or instruments are not in the English language, if required by the Mortgagee such documents or instruments shall be translated into English at the costs and expense of the Mortgagor and, in this case, the English language translation will prevail unless the document is a constitutional, statutory or other official governmental document.

24.19.3 Notwithstanding Section 24.19.2 above, the documents provided in connection with any of the following may be provided in Chinese and, if in Chinese, will not be required to be translated:

(a) statements and correspondence with respect to any bank accounts in the PRC;

(b) notices, correspondence and any other written communications involving a Governmental Authority in the PRC;

(c) constitutional, statutory and official documents in relation to an entity incorporated in the PRC; and

(d) any invoices, receipts and any other written communications from third party service providers in the PRC other than the Managing Agent.

24.20 Counterparts. This Deed may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[NO FURTHER TEXT ON THIS PAGE]

SCHEDULE 1

PARTICULARS OF SHARES

CGEN MEDIA TECHNOLOGY COMPANY LIMITED (THE “BORROWER”)

10,000 registered shares with a par value of HK$1 each, fully paid in the capital of the Borrower, held as follows:

Number of shares	Beneficial Owner	Registered Owner	Certificate Numbers	Share Number
10,000	CGEN Digital Media Company Limited	CGEN Digital Media Company Limited	007	9,001 - 10,000
			008	1 - 9,000

SCHEDULE 2

FORM OF SOLD AND BOUGHT NOTE

AND INSTRUMENT OF TRANSFER

SOLD NOTE

Transferee
Address
Occupation

Name of company in which the share(s) to be transferred -

[                                                                     ]

Number of share(s)	of $	each
Consideration received

(Transferor)

[place of execution], Dated

BOUGHT NOTE

Transferor
Address
Occupation

Name of company in which the share(s) to be transferred -

[                                                                     ]

Number of share(s)	of $	each
Consideration paid

(Transferee)

[place of execution], Dated

FORM OF INSTRUMENT OF TRANSFER

[Name of Company whose shares are to be transferred]

I/We,

of

in consideration of

paid to me/us by (name)

(occupation)

of (address)

(hereinafter “the said Transferee”)
do hereby transfer to the said Transferee the	share(s)

numbered

standing in my/our name in the register of:-

[Name of Company whose shares are to be transferred]

to hold unto the said Transferee his Executors, Administrators or Assigns, subject to the several conditions upon which I/we hold the same at the time of execution hereof. And I/we, the said Transferee do hereby agree to take the said share(s) subject to the same conditions.

Signed by the parties to this transfer                                      day of

Witness to the signature(s) of the Transferor -)
)
)
Witness’s name and address:	)
)
)
)
)
)

Witness to the signature(s) of the Transferee -)
)
)
Witness’s name and address:	)
)
)
)
)
)

SCHEDULE 3

FORM OF LETTER OF RESIGNATION

Dated: [to be left blank]

To:	The Board of Directors of

CGEN MEDIA TECHNOLOGY COMPANY LIMITED (the “Company”)

Dear Sirs,

Resignation

[I/We] hereby tender [my/our] unconditional and irrevocable resignation as [director]/[secretary] of the Company with effect from the date of this letter. [I/We] confirm that:

1.	[I/We] have no claims whatsoever against the Company or any of its subsidiaries or associated Company (if any) on any account (whether for compensation, for loss of office, for accrued remuneration or for fees or otherwise howsoever); and

2.	there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated Company (if any) under which the Company or any of such subsidiaries or associated Company has or would have any obligation to [me/us] whether now or in the future or under which [I/We] would derive any benefit.

[SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of director/secretary]	)
in the presence of:	)

Witness:]

OR

[SEALED with the COMMON SEAL of	)
[ ]	)
and signed by	)
[director]	)
[director/secretary]	)
in the presence of:	)

SCHEDULE 4-1

FORM OF WRITTEN RESOLUTIONS

CGEN MEDIA TECHNOLOGY COMPANY LIMITED (the “Company”)

WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY

Dated: [to be left blank]

IT IS RESOLVED THAT:

1.	each of the following transfers of the shares in the Company be approved and that, upon the delivery to any director of the Company of a duly completed instrument of transfer in respect of any of the following transfers, the name(s) of the relevant transferee(s) be entered forthwith in the register of members of the Company in respect of the relevant share(s) so transferred and that new share certificates in respect of such share(s) be issued forthwith to such transferee(s) in accordance with the Articles of Association of the Company:

[to be left blank]

2.	each of the following Persons be appointed as an additional director of the Company with immediate effect:

[to be left blank]

3.	the resignation of the following Persons as the directors of the Company be accepted with immediate effect:

[to be left blank]

4.	the following Person be appointed as a secretary of the Company with immediate effect:

[to be left blank]

5.	the resignation of the following Person as a secretary of the Company be accepted with immediate effect:

[to be left blank]

6.	the above changes in directors and secretary of the Company be notified to each relevant registry as soon as shall be practicable and that any director or the secretary (including any new director or secretary) of the Company be authorized to sign and deliver any relevant return in connection therewith.

SCHEDULE 4-2

FORM OF WRITTEN RESOLUTIONS

CGEN MEDIA TECHNOLOGY COMPANY LIMITED (the “Company”)

WRITTEN RESOLUTIONS OF THE SHAREHOLDER OF THE COMPANY

Dated: [to be left blank]

IT IS RESOLVED THAT:

1.	each of the following Persons be appointed as an additional director of the Company with immediate effect:

[to be left blank]

SCHEDULE 5

Form of Notice and Acknowledgment

[ALL THE DIRECTORS OF THE COMPANY TO STATE THEIR NAMES AND SIGN]

To:	[name of registered holder]

__________________________

Dear Sirs,

Re:	[CGEN MEDIA TECHNOLOGY COMPANY LIMITED] (the “Company”)

We give you notice that by an share mortgage dated [•] (as amended from time to time, the “Share Mortgage”) between us and MEDLEY OPPORTUNITY FUND, LTD., as Mortgagee (the “Mortgagee”, which expression shall include its successors, assigns and transferees from time to time), we have agreed to mortgage the entire issued share capital of the Company (the “Shares”) of which we are the sole beneficial owner. A copy of the Share Mortgage is attached to this notice.

We instruct you forthwith to deposit with the Mortgagee the certificate(s) in respect of the Shares of which you are the registered holder(s) and to execute and deliver to the Mortgagee such instrument(s) of transfer, and other documents in respect of such Shares, including a power of attorney to sell, transfer or otherwise dispose of the same, in such form as the Mortgagee may at any time and from time to time require.

These instructions shall be irrevocable until such time as you receive written notice from the Mortgagee stating that its mortgage over the Shares has been released or otherwise discharged.

These instructions shall be governed by the laws of Hong Kong.

Please acknowledge these instructions by executing and delivering to the Mortgagee the attached acknowledgment.

Yours faithfully,

For and on behalf of

_______________________

_______________________

Name:

Title:

[on duplicate]

Acknowledgment

To:	MEDLEY OPPORTUNITY FUND, LTD.

as Mortgagee (which expression shall

include its successors, assigns

and transferees from time to time)

Address:

Attention:

[            ]

Dear Sirs,

Re:	CGEN MEDIA TECHNOLOGY COMPANY LIMITED (the “Company”)

We acknowledge receipt of the attached notice from _________________ (the “Mortgagor”). We:

1.	warrant that we are the registered holder of a total of [•] shares of [US$1.00] each, in the Company (the “Shares”);

2.	acknowledge that the Mortgagor has, pursuant to the Share Mortgage (as defined in the Notice) mortgaged the Shares in favour of the Mortgagee as security upon the terms and conditions specified therein;

3.	confirm that we hold such Shares as nominee on trust for the Mortgagor and that we shall hereafter hold such Shares on behalf of the Mortgagee as mortgagee in accordance with the terms of the Notice and Share Mortgage;

4.	undertake that we shall, upon being requested by the Mortgagee to do so, transfer the legal title in the Shares to the Mortgagee (or any other Person whom the Mortgagee may nominate) and do all acts and execute all documents as may be necessary and/or as the Mortgagee may require for such purpose;

5.	irrevocably and unconditionally grant to each of the Mortgagee and any Receiver (as defined in the Share Mortgage) severally a power of attorney in the terms of Article XX of the Share Mortgage as if references therein to the Mortgagor were references to us and undertake to grant to the Mortgagee and/or any Receiver such further powers of attorney in such form as the Mortgagee may at any time and from time to time require; and

6.	waive any right we may have under the articles of association of the Company or otherwise to purchase the Shares or any of them, or otherwise object to the transfer of the Shares or any of them, in the event that they are sold or otherwise disposed of pursuant to the Share Mortgage.

SCHEDULE 6-1

FORM OF UNDERTAKING AND AUTHORIZATION

[To be signed by the directors/secretary of the Company]

To:	MEDLEY OPPORTUNITY FUND, LTD., as Mortgagee (as defined in the Share Mortgage, and which shall include its successors, assigns and transferees)

Dear Sirs,

Share Mortgage dated [            ] between CGEN DIGITAL MEDIA COMPANY LIMITED and the Mortgagee (as amended from time to time, the “Share Mortgage”) in respect of, among other things, the shares in CGEN MEDIA TECHNOLOGY COMPANY LIMITED (the “Company”)

I hereby unconditionally and irrevocably:

1.	undertake to procure, to the extent of my powers as a director of the Company, that any or all of the shares in the Company which are mortgaged to or secured in favour of the Mortgagee pursuant to the Share Mortgage shall upon request of the Mortgagee be promptly registered in the name of the Mortgagee or (at the request of the Mortgagee) any Person(s) whom the Mortgagee may nominate;

2.	authorize each of the Mortgagee and any other Person(s) authorized by the Mortgagee severally to complete, date and put into effect upon or at any time after the occurrence of an Event of Default (as defined in the Share Mortgage):

(a)	the attached letter of resignation signed by me;

(b)	the attached written resolutions of the board of directors of the Company signed by me; and

(c)	any other document signed by me and delivered pursuant to Section 2.2 of the Share Mortgage.

Dated:

[SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of director/secretary]	)
in the presence of:	)

Witness:]

OR

SEALED with the COMMON SEAL of	)
[ ]	)
and signed by ______________________	)
[director/secretary]	)
)
in the presence of: __________________	)

SCHEDULE 6-2

FORM OF UNDERTAKING AND AUTHORIZATION

[To be signed by the shareholder of the Company]

To:	MEDLEY OPPORTUNITY FUND, LTD., as Mortgagee (as defined in the Share Mortgage, and which shall include its successors, assigns and transferees)

Dear Sirs,

Share Mortgage dated [            ] between CGEN DIGITAL MEDIA COMPANY LIMITED (the “Mortgagor”) and the Mortgagee (as amended from time to time, the “Share Mortgage”) in respect of, among other things, the shares in CGEN MEDIA TECHNOLOGY COMPANY LIMITED (the “Company”)

The Mortgagor hereby unconditionally and irrevocably:

1.	undertake to procure, to the extent of its powers as the sole shareholder of the Company, that any or all of the shares in the Company which are mortgaged to or secured in favour of the Mortgagee pursuant to the Share Mortgage shall upon request of the Mortgagee be promptly registered in the name of the Mortgagee or (at the request of the Mortgagee) any Person(s) whom the Mortgagee may nominate;

2.	authorize each of the Mortgagee and any other Person(s) authorized by the Mortgagee severally to complete, date and put into effect upon or at any time after the occurrence of an Event of Default (as defined in the Share Mortgage):

(a)	the attached written shareholder resolutions of the Company executed by the Mortgagor; and

(b)	any other document executed by the Mortgagor, the Company or any of its directors and delivered pursuant to Section 2.2 of the Share Mortgage.

Dated:

[SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of director]	)
on behalf of CGEN DIGITAL MEDIA	)
COMPANY LIMITED	)
in the presence of:	)

Witness:]

SCHEDULE 7

SECURITY PERFECTION REQUIREMENT

Documents	Responsible Parties	Perfection Requirements	Time Limit	Remarks

HK Holdco Share Mortgage (HK law) Charge of shares in HK Company by Cayman Islands entity	Mortgagor	Slavenburg filing with the Companies Registry of Hong Kong	Within 5 weeks after the Closing Date	Original document together with filing fee (currently, HK$340)
	Mortgagor	Filing with the Companies Registry of Hong Kong	Within 5 weeks after the date on which the Mortgagor is registered as an overseas company under Part XI of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), or otherwise required by Section 91 of the aforesaid ordinance	Original document together with filing fee (currently, HK$340)

	The Borrower	Enter notation in the Register of Members of the Borrower	Closing Date	N/A

	Mortgagor	Deliver to the Mortgagee of original share certificates, instruments of transfer, sold notes, director/secretary resignations, resolutions, letters of undertaking and authorization, and other deliverables set forth in the Share Mortgage.	Closing Date

[SIGNATURE PAGE 1 OF SHARE MORTGAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Deed to be executed as a deed by their respective duly authorized signatories as of the day and year first written above.

MORTGAGOR:

EXECUTED as a Deed by	)
)
)
_____________________________	)/s/
Name:	)
Title:	)
for and on behalf of	)
CGEN DIGITAL MEDIA	)
COMPANY LIMITED	)
)
in the presence of: __________________	)

[Signatures Continued on Following Page]

[SIGNATURE PAGE 2 OF SHARE MORTGAGE]

MORTGAGEE:

SIGNED by	)
for and on behalf of	)
MEDLEY OPPORTUNITY FUND, LTD.	)
)
By: __________________________________	)/s/
Name:	)
Title:	)
)
)
in the presence of: _______________________	)

[END]